NEWS RELEASE

Polydex Pharmaceuticals To Appeal
Staff Determination Letter from NASDAQ

Toronto, Ontario, July 15, 2008 -- Polydex Pharmaceuticals Limited (the “Company”) (NASDAQ:POLXF) announced today that on July 14, 2008, it received a Nasdaq Staff Determination Letter from The NASDAQ Stock Market stating that the Company had not regained compliance with the $1.00 minimum bid price requirement for continued listing as set forth in Marketplace Rule 4310(c)(4) during the preceding 180-day period as set forth in NASDAQ’s letter of deficiency to the Company on January 16, 2008.

The notice also advises the Company that unless it requests an appeal of this determination on or prior to July 21, 2008, trading of the Company’s common stock will be suspended at the opening of business on July 23, 2008. The Company intends to appeal this determination before a NASDAQ Listing Qualifications Panel. The request for appeal will stay the suspension of the trading of the Company securities until the panel issues its decision, however, there is no assurance that the appeal will be successful

Polydex Pharmaceuticals Limited, based in Toronto, Ontario, Canada, is engaged in the research, development, manufacture and marketing of biotechnology-based products for the human pharmaceutical market, and also manufactures bulk pharmaceutical intermediates for the worldwide veterinary pharmaceutical industry.

Please visit the Company’s website: www.Polydex.com.

Note: This press release may contain forward-looking statements, within the meaning of the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended, regarding Polydex Pharmaceuticals Limited. Actual events or results may differ materially from the Company's expectations, which are subject to a number of known and unknown risks and uncertainties including but not limited to changing market conditions, future actions by the United States Food and Drug Administration or equivalent foreign regulatory authorities as well as results of pending or future clinical trials. Other risk factors discussed in the Company's filings with the United States Securities and Exchange Commission may also affect the actual results achieved by the Company.

Contact:

Investor Relations for Polydex Pharmaceuticals Limited: North Arm Capital Services, Linda Hughes, 1-877-945-1621, (Linda@northarm.com)